ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this "Agreement") made and entered into as of June 20, 2012 (the “Signing Date”), among NASSAU TOOL WORKS, INC., a New York corporation (the “Company”), VINCENT DICARLO, JR. (“DiCarlo”), ROBERT E. HUNT (“Hunt,” together with DiCarlo, the “Shareholders”) and AIR INDUSTRIES GROUP, INC., a Delaware corporation (the "Purchaser”).

Preliminary Statement

The Company is engaged in the manufacture and assembly of parts and components for aircraft, including without limitation landing gears for military and civilian aircraft (the “Business”).

The Shareholders own all of the outstanding shares of the capital stock of the Company.

The Company desires to sell, assign and deliver to Purchaser, and the Purchaser desires to purchase and acquire from the Company, substantially all of the assets and rights of the Company, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE ASSETS

1.1 Purchase and Sale of the Assets.

(a) On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1) the Company shall sell, assign and deliver to the Purchaser or its assignee, and the Purchaser shall purchase and acquire from the Company, all of the right, title and interest of the Company in and to the assets and rights of the Company constituting the Business,  including, without limitation, (i) its good will, corporate name (and any derivatives or combinations thereof) and all other intangible assets; (ii) all accounts receivable of the Company; (iii) all machinery, equipment and other items of personal property owned by the Company; (iv) all rights of the Company in and to trade names, service marks, trademarks, inventions, trade secrets, logos, proprietary processes, computer software and all other information, know-how and intellectual property rights; (v) all rights of the Company in and to insurance and insurance policies; (viii) all books and records of the Company, including a list of customers, the Company’s accounting records, mailing lists and other records and files of or relating to the Purchased Assets; (ix) all of the Company’s right, title and interest in and to all contracts, leases, licenses, commitments and other agreements to which the Company is a party or in which the Company has rights; (x) all Permits and applications therefor held by the Company to the extent transferable to Purchaser; (xi) all telephone numbers, e-mail addresses, websites and fax numbers associated with the Business; and (xii) all claims, causes of action and choses in action (all of such assets and rights being hereinafter collectively referred to as the "Purchased Assets"), free and clear of all Liabilities and Liens, except as expressly assumed by the Purchaser under Section 1.2(a).

(b) Anything contained in Section 1.1 (a) above to the contrary notwithstanding, the Company shall not sell, transfer, convey or assign and the Purchaser shall not purchase (i) cash on hand or on deposit in banking accounts maintained by the Company on the Closing Date, (ii) any real property, leaseholds and other interests in land and buildings owned by Company,  (iii) any right to a refund for taxes paid by the Company or the Shareholders in respect of the Business, and (iv) the life insurance, automobiles and those other assets, properties and rights, listed on Schedule 1.1(b) (the assets, properties and rights referred to in clauses (i) through (iv) are referred to as the “Excluded Assets”).

(c) At or prior to the Closing Date, the Company will amend its certificate of incorporation to change its corporate name to a new name bearing no resemblance to Nassau Tool Works, Inc. and which will not interfere in any jurisdiction with the use by the Purchaser (either alone or in conjunction with other words) of all or any part of such name (the “Name Change Amendment”) and the Company will cease and desist from using in its corporate name Nassau Tool Works, Inc. in the conduct of any business.

(d) The Company and the Shareholders hereby irrevocably constitute and appoint the Purchaser, its successors and assigns, effective the Closing Date, the true and lawful attorney of the Company with full power of substitution, in the name of the Purchaser, or on behalf of and for the benefit of the Purchaser, to collect all accounts receivable and other items being transferred, conveyed and assigned to the Purchaser as provided herein, to endorse, without recourse, checks, notes and other instruments in the name of the Company, to institute and prosecute, in the name of the Company or otherwise, all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as the Purchaser may deem advisable.  The Company and the Shareholders agree that the foregoing powers are coupled with an interest and shall be irrevocable by the Company and the Shareholders directly or indirectly by the dissolution of the Company or in any manner or for any reason.  The Company and the Shareholders further agree that the Company and the Shareholders shall promptly transfer and deliver to the Purchaser any cash or other property received by the Company or the Shareholders after the Closing Date in respect of any accounts receivable or otherwise relating to the other Purchased Assets.

       (e) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right of any benefit arising thereunder or resulting therefrom if any such attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Purchaser thereunder. The Company and the Shareholders shall, between the Signing Date and the Closing Date and, if requested by the Purchaser, after the Closing Date, use reasonable commercial efforts to obtain the consent of any party or parties to any such contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements to the transfer, sublease or assignment thereof by the Company to the Purchaser hereunder in all cases in which such consent is required for transfer, sublease or assignment. If any such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Company thereunder such that the Purchaser would not in fact receive all such rights, the Company shall perform such agreement for the account of the Purchaser or otherwise cooperate with the Purchaser in any arrangement necessary or desirable to provide for the Purchaser the benefits under any such agreement, including, without limitation, enforcement for the benefit of the Purchaser of any and all rights of the Company against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise.

1.2  No Assumption of Liabilities.

Upon the terms and conditions of this Agreement, Purchaser agrees, at the Closing, to assume all liabilities and obligations of the Company under any Contract set forth on Schedule 3.12, excluding (i) any liability relating to work performed prior to the close of business on the Closing Date, (ii) any liability to any banks or other institutional lenders to the Company and (iii) any liability or obligation set forth on Schedule 1.2(a) (the “Assumed Liabilities”).  Except for those liabilities specifically assumed by Purchaser, nothing in this Agreement shall be construed to impose upon the Purchaser the assumption of any claim against or liability or obligation of the Company, arising out of the Business, or the use, operation or possession of the Purchased Assets, through the Closing, or thereafter to the extent such obligations and liabilities first arise after the Closing Date by reason of the breach or default by the Company. The Purchaser does not and shall not assume, pay, perform or discharge any liabilities or obligations of the Company other than the Assumed Liabilities, and, without limiting the foregoing, it is expressly agreed by the parties hereto that the Purchaser shall not assume any of the following liabilities or obligations of the Company: (i) liabilities or obligations for Federal, state, local or other taxes, including without limitation income taxes, property or sales taxes or reports, or other taxes of any kind or description which relate to periods prior to the Closing Date; (ii) liabilities and obligations which may arise by reason of or with respect to the dissolution or liquidation of the Company; (iii) liabilities or obligations of the Company to the Shareholders or any person or entity affiliated therewith; (iv) liabilities or obligations of the Company to its employees and consultants or which arise by reason of any default by any insurer under a policy for the benefit of the Company’s employees, consultants or family members and (v) liabilities arising out of any action taken or failed to have been taken by the Company or the Shareholders prior to the close of business on the Closing Date.

1.3  Purchase Price Adjustments; Allocation.

          (a) In consideration of the sale, assignment and delivery of the Purchased Assets as contemplated herein in addition to the assumption of the Assumed Liabilities, the Purchaser shall pay the Company as provided herein and the Company shall accept a purchase price consisting of sixty-six thousand six hundred sixty seven shares of the common stock of Air Industries Group, Inc. (the “Stock Portion”)  and Eleven Million Six Hundred Thousand Dollars ($11,600,000, the “Cash Purchase Price") as adjusted in accordance with Section 1.3(b) and 1.3(c).

(b)   The Cash Purchase Price shall be subject to adjustment as follows:

(i)
The Cash Purchase Price shall be increased to the extent the Actual Adjusted Working Capital of the Company is more than the adjusted working capital as reflected on the Audited Balance Sheet, as defined in Section 7.5 below (the “Working Capital Surplus Amount”).

(ii)
 The Cash Purchase Price shall be decreased to the extent the Actual Adjusted Working Capital of the Company is less than adjusted working capital as reflected on the Audited Balance Sheet (the “Working Capital Deficit Amount”).

For purposes of this Agreement, the term adjusted working capital of the Company shall be deemed to be equal to the current assets of the Company over the current liabilities of the Company, excluding cash and cash equivalents, for the period ended December 31, 2011 (base year) and at the  as of the close of business on June 18, 2012, or such other date as of which the Purchaser has assumed the risk of ownership of the Purchased Assets (the “Assumed Closing Date”).  For purposes of this calculation, current assets include all assets properly classified as a current asset in accordance with GAAP, including without limitation, accounts receivable and inventories, net of progress billings, and current liabilities includes all liabilities properly classified as a current liability in accordance with GAAP, including without limitation, accounts payable, accrued expenses and customer deposits.

The Cash Purchase Price as so adjusted is hereinafter referred to as the “Adjusted Cash Purchase Price” and together with the Stock Portion, the “Adjusted Purchase Price.”

          (c) The Adjusted Purchase Price shall be allocated to the Purchased Assets and the covenant not to compete set forth in Section 9.3 below. The Company and the Purchaser shall cooperate in so allocating the Adjusted Purchase Price and file with the Internal Revenue Service an Asset Acquisition Statement on Form 8594.

1.4   Determination of Adjusted Cash Purchase Price.

(a) The Company shall prepare and deliver to Purchaser not less than two business days prior to the Closing a reasonable good faith estimate of the Company’s adjusted working capital as of the Assumed Closing Date (the “Estimated Adjusted Working Capital”).  Such estimate shall be subject to the approval of Purchaser not to be unreasonably withheld.  The Company shall provide the Purchaser access to such back up data related to the preparation of the estimate of the Estimated Adjusted Working Capital as may be reasonably requested.  Upon receipt of the Estimated Adjusted Working Capital, the parties shall determine whether there is a Working Capital Surplus or Deficit Amount and the “Estimated Cash Purchase Price,” based upon the Estimated Working Capital.

(b) Not later than thirty (30) days following the Closing Date, the Purchaser, with the full cooperation of the Company, shall prepare a statement of the Company’s adjusted working capital amount (the “Closing Statement”) as at the Closing Date (the “Actual Adjusted Working Capital”) and deliver the Closing Statement to the Company, together with a certificate of its principal financial and accounting officer specifying the Adjusted Cash Purchase Price.  The Closing Statement shall be prepared on a basis consistent with the Books and Records of the Company and the methodology used in preparing the Audited Balance Sheet.  The Purchaser shall also prepare and deliver to the Seller a statement reflecting the operations of the Company during the Interim Period to enable the parties to calculate any adjustment required by Section 1.3(c) and Seller shall haave rights to review such statement comparable to the rights with respect to the Closing Statement.

(b) The Company shall have fifteen (15) days from the date of receipt of the Closing Statement to review the Closing Statement and the Adjusted Cash Purchase Price reflected thereon.  If the Company does not agree with the Closing Statement, the Company, within such fifteen (15) day period, shall deliver a written objection to Purchaser that shall specify in reasonable detail the basis for the objection and a computation of the Adjusted Cash Purchase Price asserted by Company (the "Objection").  Upon Purchaser's receipt of the Objection, Purchaser and the Company shall negotiate in good faith to resolve the Objection, but if the Objection cannot be resolved by negotiation within thirty (30) days after Purchaser's receipt of the Objection, Purchaser and the Company shall submit any disputed items included in the Objection, to a reputable certified public accounting firm as to which Purchaser and the Company have no reasonable objection (the “Accounting Arbitrator”), who shall review the same, together with the Closing Statement (together with any relevant accounting records, the “Determination Materials”) and, based solely upon the Determination Materials, determine the Adjusted Cash Purchase Price and notify the parties in writing of its determination of the Adjusted Cash Purchase Price within thirty (30) days following the receipt of the Determination Materials, which determination shall be final, conclusive and binding on all parties. The date upon which the Adjusted Cash Purchase Price is determined is hereinafter referred to as the “Adjustment Date”.

(d) The fees and expenses of the Accounting Arbitrator shall be shared equally by Company and Purchaser.

1.5 Compliance with NYS Tax Bulk Sales Law.

At the Closing, Purchaser shall deliver to the Company a completed New York State Tax Bulk Sales Notice (Form AU – 196.10 Notification of Sale, Transfer or Assignment in Bulk), in the form annexed hereto as Exhibit 1.5.  The Company is responsible for filing said Notice.

ARTICLE 2
 CLOSING

2.1     Time and Place of Closing.

The consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall be held at the offices of Stiene & Associates, P.C., 187 East Main Street, Huntington, NY 11743 on or about June 20, 2012, commencing at 10:00 A.M., local time, or at such other time and place as the parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the "Closing Date").  The Closing shall be effective as of 12:01 AM local time on the Closing Date (the "Effective Time”). Notwithstanding that the Closing shall for purposes of determining the ownership of the Purchasaed Assets be deemed effective on the Closing date, the Purchaser shall be deemed to have assumed the risk of loss of ownership of the Purchased Assets as of the close of business on June 18, 2012.

2.2      Transactions at the Closing.

At the Closing:

(a)           The Company shall deliver to Purchaser (i) a bill of sale and other instruments of assignment executed by the President of the Company transferring and conveying to Purchaser all right, title and interest to the Purchased Assets, and (ii) the items set forth in Article 7.

(b)           Purchaser shall deliver to the Company (i) eleven million four hundred eighty-five thousand dollars ($11,485,000), by wire transfer in immediately available funds to Sellers’ attorneys IOLA Trust Account, Purchaser receiving a credit of one-hundred fifteen thousand dollars ($115,000) paid for accounting and legal services rendered to the Company, (ii) an instrument of assumption executed by a duly authorized officer of the Purchaser under which the Purchaser assumes the Assumed Obligations, and (iii) the items set forth in Article 8.

(c)           Upon determination of the Actual Adjusted Working Capital if there is (i) a Working Capital Surplus, Purchaser shall promptly pay the same to the Company and (ii) a Working Capital Deficit Amount, the Company shall promptly pay the same to Purchaser.

2.3            Post-Closing Actions

(a) At the request of Purchaser, the Company shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be requested by the Purchaser to transfer, convey, assign and deliver to the Purchaser or to aid and assist the Purchaser in collecting and reducing to possession, any and all of the Purchased Assets, or to vest in the Purchaser good, valid and marketable title to the Purchased Assets.

(b) At the request of the Company, the Purchaser shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of assumption and do all such further acts and things as may be reasonably requested by the Company to implement the assumption of each such liability and obligation assumed hereunder. The assumption by the Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against the Purchaser as compared to the rights and remedies which such parties would have had against the Company had this Agreement not been consummated.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

The Company and the Shareholders, jointly and severally, hereby represent and warrant to the Purchaser as follows:

3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.  The Company is duly qualified and in good standing as a foreign corporation in each of the jurisdictions set forth on Schedule 3.1(a), which constitute all of the jurisdictions where such qualification is deemed necessary by the Company.  The Company has furnished to Purchaser a complete and correct copy of the Company’s certificate of incorporation and by-laws, each as amended or restated, as in effect as of the Signing Date (the “Company Charter Documents”).  The Company is not in violation of any of the provisions of the Company Charter Documents.

 (b) The Shareholders are the owners of all right, title and interest (legal and beneficial) in and to all of the outstanding shares of capital stock of the Company.

3.2 No Violation.

The execution, delivery and performance by the Company of this Agreement and any other instrument or document executed and delivered hereunder by the Company (a) does not conflict with the Company Charter Documents, (b) does not violate any Law or Order applicable to the Company or the Purchased Assets, (c) does not result in the creation or imposition of any Lien on the Purchased Assets, and (d) does not result in a breach of or constitute a default (or an event which with the passage of time or giving of notice, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Contract to which the Company is a party or by which the Company, or any of the Purchased Assets, may be bound.  No notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by the Company of the transactions contemplated in this Agreement.

3.3 Authorization; Validity; Enforceability.

     The Company has the power to execute, deliver and perform its obligations under this Agreement.  The Purchase Documents have been duly executed and delivered, and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance.

3.4 Compliance with Laws; Permits and Orders.

The Company is not engaging in any activity or omitting to take any action that is or creates a material violation of any Law.  The Company possesses all Permits necessary for the lawful operation of its business as presently conducted and is in compliance with all such Permits and all applicable Laws and Orders issued by any court or Regulatory Authority and all such Permits are transferable to the Purchaser, except for such Permits the absence of which would not require a material modification in the methods of operation of the Company.   No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of any Law, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  The Company has not received any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Law.

3.5 Books and Records.

     The books of account and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The books, records, and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of the Companies.

3.6 Absence of Undisclosed Liabilities.

The Company has no Liability and there is no Lien or other encumbrance on the assets of the Company, that is not fully reflected or reserved against in the Audited Balance Sheet or fully disclosed in a Schedule annexed hereto (“Undisclosed Liabilities”), and the Company does not have Knowledge of any basis for or threat of an assertion against the Company of any Undisclosed Liability, except for Liabilities incurred since December 31, 2012 (the “Cutoff Date”) in the Ordinary Course of Business consistent with past practice, none of which are individually material.

3.7 Ownership of Purchased Assets.

Except as set forth on Schedule 3.7 or 3.9(e),  the Company has good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or a valid license to use, the Purchased Assets. The Purchased Assets, together with the real property and building in which the Business is currently located, constitute all of the assets necessary for the operation of the Business and are individually and in the aggregate, in good condition and state of repair, reasonable wear and tear and normal depreciation excepted. Upon delivery to Purchaser of a bill of sale or other instrument of assignment executed by the chief executive officer of the Company on behalf of the Company transferring and conveying to Purchaser all right, title and interest to the Purchased Assets and payment of the Purchase Price, good, valid and marketable title to the Purchased Assets, free and clear of all Liens, will be transferred to the Purchaser.

3.8 Accounts Receivable and Accounts Payable.

Schedule 3.8  contains a complete and accurate aged list of all accounts receivable and accounts payable of the Company as of end of the calendar month immediately preceding the Signing Date. All accounts receivable shown on Schedule 3.8 represent, and all accounts receivable on the Closing Date will represent, sales actually made or services actually performed in the Ordinary Course of Business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto, and will not be subject to any defenses, counterclaims, or rights of setoff other than those arising in the Ordinary Course of Business and for which adequate reserves will have been established and are fully collectible to the extent not reserved for in the balance sheet on which they are shown.

3.9 Personal Property.

(a)  Schedule 3.9(a) contains (i) a true and correct list and a description (including serial number, vehicle registration, tag number and location) of all vehicles owned by the Company and those leased by the Company, other than those not being acquired by the Purchaser, (ii) a true and correct list of all other Equipment owned by the Company; and (iii) a true and correct list of all other items of personal property owned by the Company.

(b) The Company has good and transferable title to all of its Equipment, vehicles, and other items of owned personal property free and clear of all Liens, other than Permitted Encumbrances and other than as disclosed on Schedule 3.9(b) all of which shall be removed prior to Closing.  Copies of all documents evidencing Liens disclosed on Schedule 3.9(b) have been provided to Purchaser.  The sale of the Purchased Assets will not cause a Default under any Contract or Permitted Encumbrance.

(c)  Schedule 3.9(c) contains a list of all leases for vehicles, Equipment or other items of personal property leased by the Company except for those leases pertaining to venicles not to be acquired by Purchaser.  True and correct copies of each lease listed on Schedule 3.9(c) and any amendments, extensions, and renewals thereof have been provided to Purchaser.  Each of the leases described on Schedule 3.9(c) is in full force and effect and there are no existing Defaults by the Company or, to the Knowledge of any Shareholder, any other party to such lease.  No rights of the Company under such leases have been assigned or otherwise transferred as security for any obligation of the Company.  Except as described on Schedule 3.9(c), no Third Party consents are required as a result of the transactions contemplated by this Agreement.

3.10  Inventories.

    (a) All inventory reflected on the Audited Balance Sheet or included in the computation of the Actual Adjusted Working capital as of the Closing Date (“Inventory”), except Inventory in transit and Inventory sold or disposed of in the Ordinary Course of Business since the Cutoff Date consistent with past practices (i) is now and at the Closing Date will be located on the Premises, (ii) has been or will be acquired by the Company only in bona fide transactions entered into in the Ordinary Course of Business, (iii) is of good and merchantable quality except to the extent adequately reserved for in the Audited Balance Sheet and the work papers underlying the Closing Statement, (iv) is not now and at the Closing Date will not be subject to any write-down or write-off in excess of the reserves established, and (v) is valued at the lesser of cost or net realizable market value, with appropriate adjustments for obsolete, damaged, discontinued and slow moving Inventory in accordance with GAAP.  Except as described in Schedule 3.10, the Company has now and on the Closing Date will have valid legal title to its Inventory free and clear of any Liens, other than Permitted Encumbrances and Liens disclosed on Schedule 3.9(b).  The Company has no obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or other customers. The Inventory is adequate and appropriate for the conduct of the business of the Company as it is currently being conducted.  Inventory levels are not in excess of the normal operating requirements of the Company in the Ordinary Course of Business.

All Inventory has been manufactured in conformity with all applicable contractual commitments and all express and implied warranties.  Schedule 3.10(b) includes copies of the Company’s standard terms and conditions of sale.  No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale set forth in Schedule 3.10(b) and the Contracts to which the Company is a party. Schedule 3.10(b) contains a list of all pending warranty claims.

Except as set forth on Schedule 3.10(c), in respect of any item included in Inventory as of the Closing Date which is the subject of a contract or purchase order providing for a fixed priced, the portion of the purchase price received to date by the Company plus the amount included in Accounts Receivable or Inventory (Work in Progress), represents an equitable allocation of the price for such item based on the costs incurred by the Company with respect to the production of such item to date and the costs reasonably anticipated by the Company that remain to be incurred to complete such item.

3.11 Personnel and Labor Matters.

           (a)     Schedule 3.11 contains a list, as of the Signing Date, of the names of all Company personnel (collectively, “Personnel”).  The Company has provided to Purchaser a copy of all written agreements between the Company and any Personnel and, in the case of those persons whose agreements are not in writing, the Company has provided Purchaser with a summary of the material terms of such agreements, and all of such written and oral agreements are included in the Contracts referenced on Schedule 3.11.  Except as reflected in written agreements provided to Purchaser, all employees are employed on an at-will basis.

(b)           None of the individuals listed on Schedule 3.11 is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way materially adversely affects or will affect (i) the performance of his or her duties to the Company, whether as an employee or otherwise, or to the customers of the Company, or (ii) the ability to conduct the Business.

(c)  The Company is not (i) a party to, and does not have any obligation pursuant to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Personnel, or (ii) obligated under any Contract, Order or Law to recognize or bargain with any labor organization or union on behalf of such Personnel.  There are no pending or, to the Knowledge of the Company, threatened Labor Claims.  The Company is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.  To the best of the company’s knowledge, There is no outstanding policy, practice, plan, agreement or arrangement with respect to severance payments with respect to any Personnel.

(d)   The Company has taken reasonable measures to protect its trade secrets and intellectual property, including, without limitation, causing all Personnel to execute a non-disclosure agreement and an assignment of rights to all inventions agreement in favor of the Company.

3.12 Contracts.

(a)     Schedule 3.12(a) contains a true and correct list of all Contracts, oral or written, to which the Company is party as of the Signing Date and, in the case of oral Contracts, a description of the material terms thereof, provided, however a Contract need be listed on Schedule 3.12 if it (1) does not concern the employment of Personnel and (2) does not involve the payment or receipt of more than $25,000 or can be terminated solely by the Company on no more than 30 days notice without liability to the Company of more than $5,000.

(b)     Each of the Contracts is in full force and effect and there exists no Default under any Contract by the Company or, to the Knowledge of the Company and the Shareholders, any other party to such Contracts or any event which, with the passage of time, will create a Default thereunder by the Company or, to the Knowledge of the Company and the Shareholders, any other party to such Contracts.  Except as set forth on Schedules 3.12(a), each Contract listed therein is fully assignable without the Consent of any Third Party.

(c)      The Company has not received notice (written or oral) of any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

(d)    Except as indicated on Schedule 3.12(d), neither the Company nor any Related Person of the Company has or had any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the business of the Company.  Except as disclosed in Schedule 3.12 (d), the Company does not have nor does any Related Person of the Company own, or has ever owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company. Except as set forth in Schedule 3.12(d), neither the Company nor any Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.13 Intellectual Property.

           (a) The Company does not own any Intellectual Property Rights, other than know-how and other rights protected under common law and any items set forth on Schedule 3.13 (a).

           (b) Except for off-the-shelf Computer Software used in the Ordinary Course of Business, the Company does not use Intellectual Property that is owned by, or is licensed from, a Third Party.

    (c) No Computer Software or process of the Company has manifested significant operating problems, other than such problems that are correctable in the Ordinary Course of Business.

    (d)  The Company has complied with all privacy regulations as mandated by Law and/or as required by Third Parties.

     (e) No Litigation is pending or, to the Knowledge of the Company, threatened, and the Company has not received any notice that the Company has infringed upon or its business conflicts with any rights claimed by any Third Party.

3.14 Absence of Changes.

(a) Since the Cutoff Date, the Company has used commercially reasonable efforts to preserve the Business intact, to keep available to the Company the services of all current officers and employees of the Company and to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Company as of such date. Since the Cutoff Date, the Company has conducted its Business in the ordinary course, has maintained its rates and charges without reduction and has maintained its assets and properties in at least as good order and condition as existed on such date, ordinary wear and tear excepted.

(b) Except as set forth on Schedule 3.14, since the Cutoff Date, the Company has not: (a) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a Material Adverse Effect on the Business; (b) incurred damage to or destruction of any of the Purchased Assets individually having a replacement cost in excess of $50,000, whether or not covered by insurance; (c) incurred any obligation or liability (fixed or contingent) not in the Ordinary Course of Business in excess of $50,000; (d) written off as uncollectible any accounts receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the Ordinary Course of Business, none of which is material in amount; (e) encumbered any of the Purchased Assets with any Liens in addition to Liens in existence as of the Cutoff Date other than Permitted Encumbrances; (f) sold, transferred or leased any asset that would otherwise have been included in the Purchased Asset individually having a replacement cost in excess of $20,000, or canceled or compromised any debt or material claim, except in the ordinary course of business; (g) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset; (h) amended or terminated any Contracts which otherwise would have been required to be set forth on Schedule 3.12; (i) waived or released any other rights of material value to the Company; (j) declared or paid any dividend on its capital stock, or set apart any money for distribution to or for its Shareholders; (k) compromised any account receivable or any portion thereof for less than the face amount thereof; (l) redeemed any portion of its capital stock; (1) entered into, or amended the terms of, any employment or consulting agreement; (m) entered into any transactions not in the Ordinary Course of Business which would, individually, materially adversely affect the Business.

3.15 Litigation.

There is no Litigation pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, or before or by any Regulatory Authority. The Company is not a party to or bound by any Order that affects the Business.

3.16 Real Property; Environmental Matters.

(a)            The real property and buildings located at 34 Lamar Lane, West Babylon, New York 11704, currently occupied by the Business (the “Premises”) constitute all of the real property necessary for the operation of the Business.  The Company enjoys peaceful and undisturbed possession of the Premises free and clear of all Liens other than Permitted Liens.  The Premises have no defects which could materially impair the day to day use thereof for the conduct of the Business as currently conducted.  The current use of the Premises is authorized under town planning law free from any conditions prejudicial to the carrying out of the Business and no notices or complaints have been received in relation to the Premises from any public authority or other party.  On the Closing Date the Purchaser will obtain the right to use the Premises pursuant to the Lease referred to in Section 7.

(b)       Except as set forth on Schedule 3.16, (i) the Company is in compliance with all applicable Environmental Laws; (ii) the Company has not transported, stored and disposed of any  materials upon real property owned or leased by it in contravention of applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any  materials by the Company on, into or beneath the surface of any parcel of real property in which the Company has  an ownership interest or any leasehold interest except in compliance with applicable Environmental Laws; (iv) the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any materials to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Company has not received written notice that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) the Company has not undertaken (or been requested to undertake) any response or remedial actions at the request of any federal, state or local governmental entity; in each of the foregoing cases of causes (i) through (vi), except as to circumstances which could not reasonably be expected to have a Material Adverse Effect on the Business.

3.17 Insurance.

There are no outstanding or unsatisfied written requirements imposed or made by any of the Company's current insurance companies with respect to current policies covering any of the Purchased Assets, or by any governmental authority requiring or recommending, with respect to any of the Purchased Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Purchased Assets. As of the Signing Date there are no disputes with underwriters of any insurance policies or bonds maintained by the Company.

3.18  Employee Benefit Plans.

           The Company has delivered to Purchaser copies of any (a)"employee benefit plan", within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not it is subject to ERISA, or (b) any other benefit plan, insurance plan, pension plan, arrangement, agreement, program, policy, understanding, custom or practice (whether it is written or oral, funded or unfunded, actual or contingent (“Company Plan”)) maintained by the Company for the benefit of its employees.

3.19  Taxes.

(a) Since inception of the Company, the Company and its Shareholders have elected to be treated as a subchapter S corporation for federal and state income tax purposes. The validity of the election of "S Corporation" status by the Company has not been challenged by the Internal Revenue Service nor is there any basis for such a challenge.  Since at least prior to March 1, 2002, the Company has not been taxed other than as a "small business corporation".

 (b) All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of the Company or by the Shareholders in respect of the operations of the Company have been fully and timely paid (whether or not shown on any Tax Return).  With respect to any period for which Tax Returns of or relating to the Company have not yet been filed or for which Taxes are not yet due or owing, the Company has made sufficient accruals for such Taxes on the face of the most recent balance sheet included in the Financial Statements of the Company and on its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.  No basis exists for the imposition of additional Taxes by any Taxing Authority.

             (c)  The Company has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(d)    No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no basis exists for such a claim.

(d)           All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, and neither the Company nor the Shareholders has received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e)           The Company has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension or waived the statute of limitations for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(f)           The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) (“Tax Sharing Agreement”) pursuant to which it will have any obligation to make any payments after the Closing.

(g)           There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company, other than Permitted Encumbrances.

(h)           There is no taxable income of the Company that will be required under applicable Tax Law to be reported by the Purchaser for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.

(i)           The Company has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

3.20. Customers, Suppliers, Distributors and Agents.

         Except as set forth on Schedule 3.20, neither the Company nor any Shareholder has any knowledge that any purchaser whose purchases represented more than 5% of the Company's sales during 2011 (“Principal Customer”) or supplier to the Company whose sales to the Company represent more than 5% of the Company’s purchases during 2011 (“Principal Supplier”) will cease to continue such relationship, or will substantially reduce the extent of such relationship, at any time prior to or after the Closing Date.  Neither the Company nor any Shareholder has any knowledge of (i) any contemplated material and adverse modification or change in the business relationship of the Company with, or (ii) any existing condition or state of facts which will materially adversely affect, or has a reasonable likelihood of materially adversely affecting the business relationship of the Company with any Principal Customer or Principal Supplier or which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in substantially the same manner as it is currently carried on.

3.21 Brokers and Finders.

The Company has not incurred any obligation or Liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

3.22 Correctness of Representations.

No representation or warranty of the Company or the Shareholders in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete in all material respects on and as of the Closing Date as though made on that date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.1  Organization and Qualification.

Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all necessary power and authority to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

4.2   Authority; Validity and Binding Effect.

Purchaser has full power and authority to enter into each of the Purchase Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of each of the Purchase Documents to which Purchaser is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser.  Each of the Purchase Documents to which Purchaser is a party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles.  Neither the execution and delivery by Purchaser of any of the Purchase Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser's Certificate of Incorporation or Bylaws, (ii) violate any provisions of Law or any Order of any court or any Regulatory Authority to which Purchaser is subject, or by which its assets or properties are bound, or (iii) conflict with, result in a breach of, or constitute a Default under any Contract to which Purchaser is a party or by which its assets or properties are bound.

4.3 Governmental Approval and Consents.

No consent, approval, or authorization of or declaration, filing, or registration with any Regulatory Authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Brokers and Finders.

Neither Purchaser nor any Related Person of Purchaser has incurred any Liability to any Person for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

4.5 Correctness of Representations.

No representation or warranty of Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains, or on the Closing Date will contain, any untrue statement of material fact or omits or, on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, Exhibits, and certificates shall be true and complete on and as of the Closing Date as though made on that date.

ARTICLE 5
      COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

The Company and each of the Shareholders covenants and agrees with the Purchaser as follows:

5.1 Access and Information.

From the Signing Date to the Closing Date and during normal business hours, the Company shall afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to the Company’s offices for the purpose of conducting its due diligence investigation of the Company, the Business and the Purchased Assets, and the Company and the Shareholders shall furnish such persons with all information (including financial and operating data) concerning the Company as they reasonably may request.

5.2 Conduct of Business Prior to Closing.

From the Signing Date to the Closing Date, and except to the extent that Purchaser shall otherwise consent in writing, the Company shall, and the Shareholders shall cause the Company to operate the Business substantially as previously operated and only in the regular and Ordinary Course of Business consistent with past practices.

5.3 Certain Acts Prohibited.

From the Signing Date to the Closing Date, without the prior written consent of Purchaser, the Company shall not, and Shareholders shall not cause or permit the Company to, take any of the actions described in Section 3.14(b) of this Agreement, except that after notice to Purchaser, the Company may pay dividends to its Shareholders in such amount as it shall determine provided that after giving effect to such distributions, the Actual Adjusted Working Capital of the Company as of the Closing shall be no less than 80% of the Adjusted Working Capital as of December 31, 2012.

5.4 Other Transactions.

The Company and the Shareholders shall deal exclusively and in good faith with Purchaser with regard to the transactions contemplated by this Agreement and will not, and will direct its Related Persons, financial advisors, accountants, agents, and counsel not to (i) solicit submission of any Acquisition Proposals, (ii)  participate in any discussions or negotiations regarding, or furnish any non-public information to any other Person regarding the Company other than Purchaser and its representatives or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any Person other than the Purchaser, or (iii) enter into any agreement or understanding, whether in writing or, if legally binding, oral, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement.  If, notwithstanding the foregoing, the Company or any Shareholder, or his or her Related Persons, representatives or agents should receive any Acquisition Proposal or any inquiry regarding any such proposal from a Third Party, such persons shall promptly inform Purchaser and its counsel in writing of the facts and terms thereof.

5.5 Notification of Changes; Supplemental Disclosure.

(a)           Between the Signing Date and the Closing Date, the Company shall promptly notify Purchaser in writing of (i) any Material Adverse Change, (ii) the institution of, or if known by the Company or any Shareholder, the threat of institution of, Litigation or Labor Claim against the Company, and (iii) any matter hereafter arising or discovered that, if existing or known on the Signing Date, would have been required to be disclosed on a Schedule to this Agreement in order for the representations and warranties set forth in Article 3 to be true as of the Signing Date.

(b)           If any information provided by the Company to Purchaser pursuant to Section 5.5(a) shall disclose the existence or occurrence of a circumstance or event that is material and adverse when compared to the information disclosed in the Schedules to this Agreement on the Signing Date, except as provided in the last sentence of this Section, such information shall not in any respect be deemed to amend the schedules to this Agreement and the Purchaser shall have the right, at Purchaser's election, to either (i) terminate this Agreement by written notice to that effect (specifying the basis for such termination to the Company) within ten (10) days after its receipt of such supplemental disclosure; and upon such timely termination, the Purchaser shall be released of all of its obligations hereunder or, (ii) to consummate the transactions provided for herein, in which case Purchaser's Knowledge of such information shall be disregarded, and to the extent such information discloses facts or circumstances that constitute a breach of any representation, warranty, covenant or agreement of the Company or any Shareholder contained herein, all of Purchaser's rights and remedies with respect to such breach (including Purchaser's right to be indemnified as provided in Article 11 hereof) shall be preserved and may be asserted against the Company and the Shareholders without regard to Purchaser's Knowledge of such information, it being agreed that Purchaser, in entering into this Agreement, has bargained for the correctness of each representation, warranty, covenant and agreement of the Company and the Shareholders contained herein.  Purchaser shall notify the Company in writing within ten (10) days after Purchaser's receipt of such supplemental disclosure of its election under this Section 5.5(b). If the Purchaser shall not timely notify the Company of Purchaser's election under this Section 5.5(b), such disclosed information shall be deemed to amend the Schedules to this Agreement as of the Signing Date.

5.6 Required Approvals.

Each Party agrees to cooperate with each other Party and use reasonable commercial efforts to promptly prepare and file all necessary filings and other documents and to obtain as promptly as practicable all necessary Consents of all Third Parties and Regulatory Authorities necessary or advisable for it to consummate the transactions contemplated by the Purchase Documents; provided, however, that Purchaser shall not be required to consummate the transactions contemplated by the Purchase Documents if, in the reasonable good faith judgment of Purchaser, any conditions or restrictions imposed by any Third Party or Regulatory Authority in connection with any such Consent materially impair (or could reasonably be expected to materially impair) the ability of Purchaser to consummate the transactions contemplated hereby or thereby or could reasonably be expected to result in a Material Adverse Effect on the Business following the Closing.  Each Party shall have the right to review and comment upon in advance, and to the extent practicable each will consult the other Parties on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Purchaser or the Company, as the case may be, that appears in any filing made with, or other written materials submitted to, any Third Party or Regulatory Authority in connection with the transactions contemplated by the Purchase Documents.  In exercising the foregoing right, each of the Purchaser and the Company shall act reasonably and as promptly as practicable.  Each of the Purchaser and the Company agree that it will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including, subject to applicable Laws relating to the exchange of information, promptly furnishing the other with copies of notice or other communications received by Purchaser or the Company, as the case may be, from any Third Party or Regulatory Authority with respect to the transactions contemplated hereby.

ARTICLE 6
 MUTUAL COVENANTS

Purchaser, the Company and the Shareholders shall each take all actions contemplated by this Agreement, and, subject to Purchaser's and the Company’s, as applicable, right to terminate this Agreement pursuant to Article 10 hereof, do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement.  Except as otherwise provided in this Agreement, Purchaser, the Company and the Shareholders shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Articles 3 or 4, as applicable, of this Agreement inaccurate in any material respect as of the Closing Date.  Each Party shall promptly notify the other Party of any action, suit, or proceeding that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchaser:

7.1 Representations and Warranties.

All information required to be furnished or delivered by the Company pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; each of the representations and warranties made by Company and the Shareholders in Article 3 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties may be untrue or incorrect as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of the Company or the Shareholders made with the prior written consent of Purchaser), provided that for purposes of this Section 7.1, if any representation or warranty made by the Company or any Shareholder includes within its terms a materiality qualifier, such qualifier shall be disregarded solely for purposes of determining compliance with this Section 7.1.

7.2 Compliance by the Company.

The Company shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by it on or prior to the Closing Date. Purchaser shall have received from the Company all applicable closing deliveries including those set forth in Section 2.2(a), and such certificates or other evidence, dated as of the Closing Date, as Purchaser or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by the Company, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

7.3 No Injunction; Etc.

No Litigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of the Company or all or a material portion of the Company’s business, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

7.4 Consents; Authorizations; Approval of Legal Matters.

Purchaser shall have received a true and correct copy of each Consent and waiver that is (a) required for the transfer of the Assets or (b) otherwise required for the execution, delivery, and performance of this Agreement by the Company. All authorizations, orders, or approvals of any Regulatory Authority shall have been obtained.  Purchaser shall have received a certificate dated as of the Closing Date, executed by the chief executive officer of the Company to the foregoing effect, and Purchaser shall be satisfied with the terms, conditions, and restrictions of and obligations under each such authorization, order, or approval.

7.5.  Audited Financial Statements.

The Company will deliver to the Purchaser its balance sheet as at December 31, 2011 and its statement of operations for the year ended December 31, 2011, together with the audit report of a reputable independent accounting firm registered with the PCAOB thereon, which shall not contain any qualifications, except with respect to such qualifications as result from the failure of the auditor to be present at the opening inventory (the “Audited Financial Statements”).The balance sheet included in the Audited Financial Statements is referred to herein as the “Audited Balance Sheet.”

7.6 Lease.

 At the Closing the Company shall enter into a lease with Purchaser for the Premises for a term of approximately sixty months commencing on the date of the Closing and ending as of the last day of the sixtieth month commencing after the month during which the date of the Closing occurs (the “Lease Term”).  The Company agrees to grant the Purchaser an option to purchase the real property upon which Leased Premises are located, free and clear of all liens claims and encumbrances other than those set forth in the Lease, for a purchase price of five million ($5,000,000) dollars at any time during the Lease Term. The form of the lease is annexed hereto as Exhibit 7.6 (the “Lease”). The Company agrees that Purchaser may record a copy of the Lease in the land records of the county in which the Real Property is located.

7.7 Employment Agreements.

Purchaser shall enter into employment agreements with Vincent DiCarlo, Jr. and Robert E. Hunt for a term expiring December 31, 2013, subject to the Purchaser’s right to extend for an additional year, providing for annual compensation of $150,000 and otherwise substantially in the forms of Exhibit 7.7-1 and 7.7-2, respectively (the “Employment Agreements”).

7.8 Name Change Amendment.

The Name Change Amendment shall have been filed with the Department of State of the State of New York and become effective.

7.9 No Material Adverse Change.

There shall not have been any Material Adverse Change related to the Business or the Purchased Assets since the Signing Date, and Purchaser shall have received a certificate dated as of the Closing Date, executed by the chief executive officer of the Company to such effect.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by the Company:

8.1 Representations and Warranties.

All information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date as required hereunder; each of the representations and warranties made by Purchaser in Article 4 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

8.2 Compliance by Purchaser.

Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date. The Company shall have received from Purchaser all applicable closing deliveries, including those set forth in Section 2.2(b), and such certificates or other evidence, duly executed by Purchaser, dated as of the Closing Date, as the Company or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Purchaser, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

8.3 No Litigation; Etc.

No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit the Company, or to obtain substantial damages from the Company, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of the Company, would make it inadvisable to consummate such transactions.

ARTICLE 9
      POST CLOSING MATTERS
9.1 Personnel Matters.

The Company shall be responsible for: (i) the payment of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the employees, consultants and other personnel that provide services to the Company (collectively, the “Personnel”) for all periods ending on or prior to the Effective Time; (ii) all incurred but unreported or unpaid medical claims of the Personnel occurring prior to the Effective Time and for the cost associated with confinement in any medical care, nursing, rehabilitation or similar facility which commences prior to the Effective Time; and (iii) all Liabilities associated with any leaves taken by the Personnel prior to the Closing Date in connection with the Family and Medical Leave Act of 1993 or any policy, program or plan.

9.2 Non-Solicitation.

Until the expiration of five (5) years after the Effective Time and, in the case of each Shareholder if later, five years after the expiration of his Employment Agreement, neither the Company nor any Shareholder shall directly or indirectly solicit for employment or any other contractual relationship, or employ any employee or independent consultant who is then an employee of, or who is contractually obligated to perform services as an independent consultant to the Company, or who has terminated such employment without the consent of Purchaser within two (2) years of such solicitation or offer.

9.3 Covenant Not to Compete.

The Company and each Shareholder agrees that for a period of five years commencing on the Closing Date, and, in the case of each Shareholder, if later, commencing on the date of the expiration or termination of his Employment Agreement, it or he will not, within the Territory, either directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, which is engaged in the manufacture and assembly of landing gears and components for civilian or military aircraft. The Parties hereto specifically acknowledge and agree that the foregoing covenant and agreement is made and given by the Company and the Shareholders in connection with the sale of the Purchased Assets, including the good will associated with the Business, and in order to protect and preserve to the Purchaser the benefit of its bargain in the purchase of the Purchased Assets and good will, that the remedy at law for any breach of the foregoing will be inadequate, and that the Purchaser, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond in connection with the issuance of such temporary or permanent injunction.  In the event that the provisions of this Section should ever be deemed to exceed the limitation provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

ARTICLE 10
TERMINATION
10.1  Termination.

This Agreement may be terminated:

(a)           by the mutual consent of Purchaser and Company;

(b)           by Purchaser if any condition in Article 7 becomes impossible to perform or satisfy or has not been satisfied in full (in either case, other than as a result of a breach or default by Purchaser in the performance of its obligations hereunder) or waived by Purchaser in writing at or prior to the Closing Date;

(c)           by the Company if any condition in Article 8 becomes impossible to perform or satisfy or has not been satisfied in full (in either case, other than as a result of a default by Company or the Shareholders in the performance of their obligations hereunder) and the performance of such condition has not been waived by the Company in writing at or prior to the Closing Date; or

(d)           by either Party (other than a Party that is in material default of its obligations under this Agreement) if the Closing shall not have occurred on or before May 15, 2012.

10.2 Effect of Termination.

(a) If this Agreement is terminated by either Party, other than as a result of a default by Company or the Shareholders in the performance of their obligations hereunder or the failure of the Company or Shareholders to comply with the conditions of Article 7, the Purchaser shall pay or reimburse the Company for all of the legal and accounting expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby upon presentation to Purchaser of invoices from the provider of such services in an amount not to exceed $100,000, provided there shall be deducted from such $100,000 any amounts previously advanced by Purchaser to Seller or the Company in respect of such fees and expenses.

(b) As to any damages of either Party arising from the effect of termination or abandonment of this Agreement by the other Party, such Party is entitled to pursue its rights or remedies against the other Party to the extent such rights or remedies may be available at law or in equity.

ARTICLE 11
 INDEMNIFICATION

11.1 Agreement of Company and Shareholders to Indemnify.

(a)   Subject to the terms and conditions of this Article 11, the Company and the Shareholders, jointly and severally, agree to indemnify, defend, and hold harmless the Purchaser from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon, or arising out of:

(i) the breach of any representation, warranty or covenant of the Company or any Shareholder contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by the company or any member in connection herewith or therewith;

(ii) the business activities of the Company prior to close of business on the the Closing Date;

(iii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.1; and

(iv) any matter covered by Article 12.

(b)    Subject to the terms and conditions of this Article 11, the Purchaser, agrees to indemnify, defend, and hold harmless the Company and the Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon, or arising out of the operation of the Business after the close of business on the Closing Date.

11.2    Procedures for Indemnification.

       (a) An Indemnification Claim shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

(b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 11.3 hereof shall be observed.

(c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 11.2(d) hereof.

(d) Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds.

11.3  Defense of Third Party Claims.

(a) In the event of a Third Party Claim, the Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in such Third Party Claims) from receipt of the Indemnification Claim (the "Notice Period") to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not the Indemnitor will, at its sole cost and expense, defend the Indemnitee against such claim.

(b) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it will defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings.. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.  If in the reasonable opinion of the Indemnitee, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a Material Adverse Effect on the Indemnitee, including the administration of the Tax Returns of the Indemnitee or a dispute with a significant customer or supplier of the Company, the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor.  If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(c) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor and the Indemnitee such information as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

11.4  Settlement of Third Party Claims.

No settlement of a Third Party Claim involving the asserted Liability of the Indemnitee under this Section 11.4 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed.  In the event of any dispute regarding the reasonableness of a proposed settlement, the Party that will bear the larger financial Loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved Parties.  Any settlement of a Third Party Claim shall include an unconditional release of the Indemnitee from all Liability in respect of such asserted Liability.

11.5  Duration.

The indemnification rights of the Parties hereto for Losses resulting from a breach of representations and warranties contained in any Purchase Document (other than the representations and warranties of the Company and the Shareholders set forth in Section 3.16 [Environmental Matters] and 3.19 [Tax Matters] are subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within one year after the Closing Date.  The indemnification rights of the Purchaser for Losses resulting from a breach of any representation and warranty set forth in Section 3.16, 3.19 or under Article 12, shall be effective for all purposes hereunder without limitation as to the time within which such notice may be given.

11.6 Limitations.

(a)           The Company and the Shareholders shall be obligated to indemnify the Purchaser only when the aggregate of all Losses suffered or incurred by the Purchaser as to which a right of indemnification is provided under Section 11.1(a) exceeds two hundred thousand Dollars ($200,000) (the "Threshold Amount").  After the aggregate of all Losses suffered or incurred by the Indemnitee exceeds the Threshold Amount, the Company and the Shareholders shall be obligated to indemnify the Purchaser for all such Losses without reduction by the Threshold Amount.    Notwithstanding the above, the Threshold Amount shall not apply to the indemnification rights of the Parties hereto for Losses resulting from those Liabilities described in Sections 3.16 or 3.19 and Article 12.

(b)           No Indemnitor shall be liable for Losses in excess of the actual Losses suffered by the Indemnitee as a result of the act, circumstance, or condition for which indemnification is sought.

11.7  Adjustment to Purchase Price.

Any payment of an Indemnification Claim or Tax Indemnity hereunder shall be accounted for as an adjustment to the Purchase Price.

ARTICLE 12
TAX MATTERS

(a)           The Company and each Shareholder shall jointly and severally indemnify the Purchaser, and each Purchaser Affiliate and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company, and those of the Shareholders attributable to the activities of the Company, for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.  The indemnity provided under this Article 12 shall be referred to herein as the “Tax Indemnity.”

(b)           With regard to cooperation on tax matters:

(i)           Purchaser, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, the Company or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser, the Company or the Shareholders, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)           Purchaser, the Company and the Shareholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)           Purchaser, the Company and the Shareholders further agree, upon request, to provide the other Party with all information that any Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(c)           All transfer, documentary, deed recording, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE 13
GENERAL PROVISIONS
13.1 Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                         "Acquisition Proposal" means any proposals or offers from any Person other than Purchaser relating to any acquisition of all or a substantial part of the Purchased Assets, or the sale or issuance of the outstanding membership interests of the Company or of any capital stock of any corporation formed by the Company or the Members or any of their Related Persons to which all or a substantial part of the Purchased Assets or membership interests of the Company may be contributed, or any merger or consolidation of the Company, or of any corporation or other entity formed by the Company, the Shareholders or any of their Related Persons to which all or a substantial part of the Purchased Assets, or the membership interests of the Company, may be contributed.

            “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

“Assumed Closing Date” shall mean the date as of which the Purchaser is deemed to have assumed the risk of loss of the Purchased Assets.

"Books and Records" means all existing data, databases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the Personnel in the possession of the Company, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by the Company; all reported medical claims made for each of the Personnel; and all manuals and printed instructions of the Company.

"Business Day" means any day on which national banks are open for business in the State of New York.

 “Code” means the Internal Revenue Code of 1986, as amended.

 "Computer Software" means all computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto used by the Company.

"Consent" means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

"Contract" means any written or oral agreement, arrangement, authorization, collective bargaining or other labor agreement, commitment, contract, obligation, debt, note, bond, insurance contract or plan, power of attorney, lease, Lien, encumbrance, equipment lease, mortgage, indenture, pension or other health or welfare benefit plan, or other instrument, license, plan, practice, restriction, severance plan, policy or arrangement, understanding, or undertaking of any kind or character, or other document to which the Company is a Party, that is binding on the Company, or to which the Assets are subject, pursuant to which the Company enjoys any right or benefit.

"Default" means (1) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (2) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (3) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

"Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, franchises or licenses relating to pollution,  substances,  wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act ("RCRA"); Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); Emergency Planning and Community Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act;  Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended.

"Equipment" means all machinery, equipment, furniture, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any and all assignable warranties of Third Parties with respect thereto.

                           "Equipment Charges" means rental charges payable or receivable and other payments or receipts applicable to the Equipment.

                            "GAAP" means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with the Company’s historical practices and methods, provided that standards of materiality applicable to the Company shall be employed without regard to standards of materiality used by the Company in prior periods, and provided further, that the Company’s historical practices and methods shall not be consistently applied to the extent they are not in accordance with GAAP.

                            “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                             "Indebtedness" means, for any Person without double counting, (A) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, (B) all indebtedness created or arising under any Lien with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (C) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (D) liabilities in respect of unfounded vested benefits under any Employee Benefit Plan and (E)  all obligations owed pursuant to any interest rate hedging arrangement.

                           "Indemnification Claim" means a claim for indemnification under Article 12.

                           "Indemnitee" means the Party seeking indemnification hereunder.

                            "Indemnitor" means the Party against whom indemnification is sought hereunder.

                            "Information" means information or documentation owned by the Company which information may include, but is not necessarily limited to, financial data, business plans, personnel information (to the extent permitted under applicable Law), drawings, samples, devices, trade secrets, technical information, results of research and other data in either oral or written form; provided, however, that "Information" does not include information which is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives.

                             "Intellectual Property" means the tangible and intangible rights or interests and intellectual property rights evidenced by, embodied in, or associated with (A) any idea, algorithms, design, concept, technique, methodology, process, invention, discovery or improvement, whether or not patentable, including all United States and foreign patents, patent applications, patent license rights, industrial design registrations, patentable inventions and certificates of invention, and all continuations, continuations in part, re-issues and re-examinations relating thereto, (B) any works of authorship or expression which includes but is not limited to Computer Software, databases and business plans, whether or not copyrightable, including moral rights and copyrights recognized by law, together with any renewal or extension thereof, (C) any logos, trademarks, domain names, service marks, trade names and trade dress, and all goodwill relating thereto, (D) any trade secrets, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and (E) in each case of the foregoing items (A) through (D), the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.

                           "IRS" means the Internal Revenue Service of the United States of America.

                           "Knowledge" and the phrases "to the Knowledge of the Company," “the Company has received notice," "to the Company’s Knowledge," “the Company is aware" and any other similar phrases as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal Knowledge after due inquiry of the Shareholders, and the Knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

                        "Labor Claims" means claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship.

                          "Law" means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                          "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

                           "License" means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

                            "Lien" means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

                           "Litigation" means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting the Company, or the transactions contemplated by this Agreement.

                          "Loss" means any and all direct or indirect Litigation, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), Liabilities, costs, expenses (including (A)  interest, penalties and reasonable attorneys' fees and expenses, (B) reasonable attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (C) consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

                          "Material" or "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                           "Material Adverse Effect" or "Material Adverse Change" when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (A) the property, business, operations, assets (tangible and intangible) or financial condition of such Party and its parent or subsidiaries, taken as a whole, or (B) the ability of such Party to perform any of its material obligations under this Agreement or the Purchase Documents to which it is a party.

           "Order" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

                             "Ordinary Course of Business" an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:  (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

                           "Party" means any party hereto and "Parties" means all parties hereto.

                           "Permit" means any Regulatory Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

                            "Permitted Encumbrances" means (A) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement); (B)  such Liens not related to money, if any, that, in the aggregate, do not have a Material negative impact on the value or present use of any of the assets or properties of the Company; and (C) other Liens relating to the assets or properties of the Company that are not related to borrowed money and that (y) secure the liabilities of the Company and (z) have been properly disclosed to Purchaser on an appropriate Schedule to this Agreement; and (D) Liens, if any, relating to Purchaser's financing to which the assets and properties of the Company are subject at Closing.

                           "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

                            "Personal Property Taxes" means ad valorem taxes imposed upon the Company’s assets and properties.

                             “Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

                            "Purchase Documents" means this Agreement and the other documents or agreements to be executed in connection herewith, including without limitation, the Audited Financial Statements.

                            "Purchaser Indemnitees" means Purchaser and its officers, directors, employees, agents and other Related Persons.

                 "Regulatory Authority" means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties.

                            "Related Person" means with respect to a particular individual:  (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual's Family; (C) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).  With respect to a specified Person other than an individual:  (aa) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (bb) any Person that holds a Material Interest in such specified Person; (cc) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (dd) any Person in which such specified Person holds a Material Interest; and (ee) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).  For purposes of this definition, (I) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the "Family" of an individual includes (1) the individual, (2) the individual's spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual's spouse and (4) any other natural person who resides with such individual; and (III) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any  Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any  Material).

                        “Tax" means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

                        “Taxing Authority” means the IRS and any other federal, state, local or foreign Governmental Body responsible for the administration of any Tax.

                        "Tax Return" means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

                        "Territory" means the United States of America.

                        "Third Party" means any Person other than a Party.

                        "Third Party Claim" means any Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

                        “Treasury Regulations” means the Federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

13.2 Fees and Expenses.

Except as otherwise specifically provided elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, the Company and Purchaser each shall pay its respective fees and expenses in connection with the transactions contemplated by this Agreement.

13.3 Notices.

All notices, requests, demands, and other communications hereunder shall be in writing and shall be (a) delivered in person or by courier or overnight service or (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company or the Shareholders:

c/o Vincent DiCarlo, Jr., President
34 Lamar Street
West Babylon, NY 11704
Telephone:    (631) 643-5000
Facsimile:       (631) 643-5062

with a copy (which shall not constitute notice) to:
Stiene & Associates, P.C.
Attention:      Charles G. Stiene Esq.
187 East Main Street
Huntington, NY 11743
Telephone:    (631) 935-1616
Facsimile:       (631) 935-1223

If to Purchaser:
Air Industries Group, Inc.
1479 North Clinton Avenue
Bay Shore, New York 11706-4051
 Attention: Peter D. Rettaliata, President
Telephone:  (631) 968-0722
Facsimile:

with a copy (which shall not constitute notice) to:
Eaton & Van Winkle, LLP
Three Park Avenue, 16th floor
New York, NY 10016
Attention: Vincent J. McGill, Esq.
Telephone: 212 779-9910
Facsimile:    212 779-9928

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 13.3.  Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.  If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

13.4 Assignment

Prior to the Closing, this Agreement shall not be assignable by any of the Parties hereto without the written consent of the others; provided, however, that (a) prior to or at the Closing, Purchaser may assign any or all of its rights and obligations under this Agreement to any of its Related Persons without the consent of the Company, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. From and after any such assignment, the word "Purchaser" shall mean such assignee.

13.5 No Benefit to Others.

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article 11 hereof, the Purchaser Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

13.6 Headings and Gender; Construction; Interpretation.

 (a) The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references in this Agreement to "Section" or "Article" shall be deemed to be references to a Section or Article of this Agreement.

 (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

(e)           Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Sellers, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

13.7 Amendment of Agreement.

Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought.  The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision.  No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

13.8 Waiver.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the Purchase Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the Purchase Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Purchase Documents.

13.9 Governing Law.

The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof. The Parties agree and acknowledge that the State of New York has a reasonable relationship to the Parties and/or this Agreement.  As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District or Eastern District of New York or the state courts of the State of New York located in New York, Nassau or Suffolk Counties.  Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

13.11 Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.  To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

13.12. Restatement.

This Agreement is an amendment and restatement in its entirety of the Asset Purchase Agreement entered into among the Parties as of March 16, 2012.  Upon execution and delivery of this Agreement, the Agreement of March 16, 2012, shall be deemed void and of no force or effect.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

PURCHASER:

AIR INDUSTRIES GROUP, INC.

By: /s/Peter D. Rettaliata
Peter D. Rettaliata
President

THE COMPANY:

NASSAU TOOL WORKS, INC.

By: /s/ Vincent DiCarlo, Jr.
Vincent DiCarlo, Jr.
Chief Executive Officer

SHAREHOLDERS:

/s/ Vincent DiCarlo, Jr.
Vincent DiCarlo, Jr.

/s/ Robert E. Hunt
Robert E. Hunt